UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant  to Section  16(a) of the  Securities  Exchange  Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

1.   Name and Address of Reporting Person
     Brodnax, Jennifer B
     1660 Tremont Lane
     Winter Park, Florida 32792

2.   Issuer Name and Ticker or Trading Symbol
     Federal Trust Corporation ("FDTR")

3.   IRS or Social Security Number of Reporting Person (Voluntary)
     ###-##-####

4.   Statement for Month/Year
      02/2000

5.   If Amendment, Date of Original (Month/Year)

6.   Relationship of Reporting Person to Issuer (Check all applicable)
     [ ]  Director                           [ ]  10% Owner
     [X]  Officer (give title below)         [ ]  Other (specify below)

     Vice President of Subsidiary



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Table I -- Non-Derivative Securities Beneficially Owned

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1. Title of Security     2. Transaction   3. Transaction   4. Securities        5. Amount of        6. Ownership    7. Nature of
                            Date              Code            Acquired (A)         Securities          Form:           Indirect
                            (Month/Year)                      or Disposal (D)      Beneficially        Direct (D)      Beneficial
                                                                                   Owned at end        Indirect (I)    Ownership
                                                                                   of Month

                                                            Amount  A/D  Price
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Common Stock -               2/4/2000        P            981.4577    A   2.250
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                             2/25/2000       P            10,000.0000 A   2.250    20,423.7545           D
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Table  II  -- Derivative   Securities  Acquired, Disposed of, or Beneficially  Owned
              (e.g.,  puts,  calls, warrants, options, convertible securities)
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1.          2.          3.       4.      5.            6.               7.              8.          9.          10.       11.
Title of    Conversion  Trans-   Trans-  Number of     Date Exercis-    Underlying      Price       Number of   Owner-    Nature
Derivative  or Exercise action   action  Derivative    able and         Securities      of          Derivative  ship      of
Security    Price of    Date     Code    Securities    Expiration       Title Amount    Derivative  Securities  Form of   Indirect
            Derivative (MM/DD/YY)        Acquired(A)   Date                             Security    Bene-       Deri-     Benefical
            Security                     or Disposed   (MM/DD/YY)                                   ficially    vative    Ownership
                                         of (D)        Exercisable  Exp.                            Owned at    Security
                                                                                                    End of      Direct
                                                                                                    Month       (D) or In-
                                                                                                                direct(I)
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                                   /s/Jennifer B. Brodnax           3/3/2000
                                   --------------------------       ---------
                                  Signature of Reporting Person  Date